UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 3, 2012 (June 29, 2012)

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 544-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 29, 2012, Altera Corporation, a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Credit Agreement provides for a $250.0 million unsecured revolving line of credit and is scheduled to mature on June 29, 2017 (the “Maturity Date”). During the term of the Credit Agreement, the Company may request, subject to certain requirements, up to two one-year extensions of the Maturity Date. The Credit Agreement also contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $250.0 million in additional commitments. Proceeds of loans made under the Credit Agreement may be used for working capital, capital expenditures and other lawful corporate purposes, including without limitation the repurchase by the Company of its stock. The Company may prepay the loans under the Credit Agreement in whole or in part at any time without premium or penalty.

The loans bear interest, at the Company’s option, at a base rate determined in accordance with the Credit Agreement, plus a spread of 0.0% to 0.35%, or a LIBOR rate plus a spread of 0.69% to 1.35%, in each case with such spread determined based on the debt rating of the Company’s non-credit enhanced, senior unsecured long-term debt, or, if such rating is not available, then its corporate family rating. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date.

The Company is also obligated to pay a quarterly commitment fee, payable in arrears, based on the available commitments at a rate of 0.06% to 0.15%, with such rate determined based on the Company’s debt rating as described above.

The Credit Agreement contains customary affirmative and negative covenants. Affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices; maintenance of properties and insurance; preservation of existence; and compliance with applicable laws and regulations. Negative covenants include, among other things, limitations on liens; limitations on subsidiary indebtedness; limitations on mergers, consolidations and sales of assets; changes in the nature of the business; and limitations on affiliate transactions. The Credit Agreement also requires the Company to maintain a consolidated debt to capitalization ratio of no more than 0.50 to 1.00, and liquidity of no less than $1.0 billion, in each case determined in accordance with the Credit Agreement.

The Credit Agreement also contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and change in control of the Company, subject to grace periods in certain instances. Upon an event of default, the lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 29, 2012, by and among Altera Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

By:	/s/ Ronald J. Pasek
	Name: Title:	Ronald J. Pasek Senior Vice President, Finance and Chief Financial Officer

Date: July 3, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 29, 2012, by and among Altera Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.